Metalline Mining Company 1330 Margaret Avenue Coeur d’Alene, ID 83815	Phone 208-665-2002 Fax 208-665-0041 email: metalin@attglobal.net Web site: www.metalin.com

For Release: June 11, 2007

Metalline Mining Company announces addition of Chief Financial Officer

Coeur d’Alene, Idaho -- Metalline Mining Company (Amex: MMG) announced today the appointment of Robert J. Devers as Chief Financial Officer.

Mr. Devers brings over 20 years of experience in corporate finance, business operations, and financial reporting and controls. Prior to joining Metalline, he was Senior Director - Financial Analysis and Internal Audit of The Broe Companies Inc., a privately held international company with investments in commercial and residential real estate and operations in transportation, oil and gas exploration and coal mining. He has also served as a corporate officer and financial executive for privately-held and publicly traded companies. Mr. Devers earned a Bachelor of Arts in Accounting from Western State College and is a Certified Public Accountant.

Mr. Devers will have responsibility for financial reporting and controls, risk management, tax and treasury functions. Mr. Devers will assume the CFO responsibilities on June 18, 2007.

Metalline Mining Company is an exploration stage enterprise engaged in the business of mining. The Company currently owns mining concessions in the municipality of Sierra Mojada, Coahuila, Mexico. The Company conducts its operations in Mexico through its wholly owned Mexican subsidiaries, Minera Metalin S.A. de C.V. and Contratistas de Sierra Mojada S.A. de C.V. To obtain more information on Metalline Mining Company, visit the Company's web site (www.metalin.com).

Forward-Looking Statements

This news release contains forward-looking statements regarding future events and Metalline's future results that are subject to the safe harbors created under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"). These statements are based on current expectations, estimates, forecasts, and projections about the industry in which Metalline operates and the beliefs and assumptions of Metalline's management. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," "continues," "may," variations of such words, and similar expressions, are intended to identify such forward-looking statements. In addition, any statements that refer to projections of Metalline's future financial performance, Metalline's anticipated growth and potentials in its business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified elsewhere herein and Metalline's Annual Report on Form 10-KSB for the fiscal year ended October 31, 2006 under "Risk Factors." Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Metalline undertakes no obligation to revise or update any forward-looking statements for any reason.